Exhibit T3B.8

COMPANY AGREEMENT

OF

INTRUM AB OF TEXAS LLC

This COMPANY AGREEMENT (this “Agreement”) of Intrum AB of Texas LLC (the “Company”), effective as of October 11, 2024 (the “Effective Date”), is entered into by and between the Company and Intrum AB, a Swedish public limited liability company, as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company on October 11, 2024 by the filing of a Certificate of Formation with the Secretary of State of the State of Texas (the “Certificate of Formation”) pursuant to and in accordance with the Texas Business Organizations Code, as amended from time to time (the “TBOC”); and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member hereby agrees as follows:

1. Name. The name of the Company is Intrum AB of Texas LLC.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the TBOC and to engage in any and all activities necessary or incidental thereto.

3. Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be 1501 S MOPAC ECPY STE 220, AUSTIN, TX, 78746, or such other location as the Member may from time to time designate.

(b) Registered Agent. The registered agent of the Company for service of process in the State of Texas and the registered office of the Company in the State of Texas shall be that person and location reflected in the Certificate of Formation. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4. Members.

(a) Initial Member. The Member owns 100 units (the “Units”) of membership interests in the Company, which Units constitute 100% of the issued and outstanding membership interests of the Company. The name and the business, residence, or mailing address of the Member are as follows:

Name	Address
Intrum AB	Riddargatan 10, 114 35 Stockholm, Sweden

(b) Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c) Unit Certificates. The Company will not issue any certificates to evidence ownership of the Units.

5. Management.

(a) Authority; Powers and Duties of the Member. The right to manage, control, and conduct the business and affairs of the Company and to take any and all actions on behalf of the Company shall be vested completely and exclusively in the Member. The Member shall have the exclusive authority to act for and on behalf of the Company and to bind the Company, and no third party shall ever be required to inquire into the authority of the Member to take such action on behalf of the Company. In addition to the foregoing, the Member shall have all rights, power, and authority necessary, appropriate, or required, as determined by the Member and subject to the TBOC, to carry out the purposes of the Company. The taking of any lawful action by the Member on behalf of the Company, including the execution and/or delivery of any instrument, certificate, filing, or document by the Member on behalf of the Company, or the adoption by the Member of authorizing resolutions with respect to any matter, shall constitute and evidence the due authorization of such action or matter on behalf of the Company.

The decisions made by the Member may be implemented through any individual, partnership, corporation, limited liability company, trust, or other legal entity (a “Person”) selected by the Member. The Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Member taken in accordance with such rights and powers shall bind the Company. The Member shall exercise its authority as such in its capacity as the Member of the Company. The Company shall not have any “managers” within the meaning of the TBOC.

(b) Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

6. Exculpation; Benefits of Agreement.

(a) Exculpation. To the fullest extent authorized or permitted by the TBOC, no present or former member or officer of the Company shall be liable to the Company or to any other member or any officer of the Company or to any other person bound by this Agreement.

(b) No Personal Liability of the Member, Officers, Etc. None of the Member or any officer or employee of the Company shall be subject in such capacity to any personal liability whatsoever to any Person in connection with the Company assets or the acts, obligations, or affairs of the Company. The rights accruing to the Member under this Section 6(b) shall not exclude any other right to which such Member may be lawfully entitled, nor shall anything herein contained restrict the right of the Company to indemnify or reimburse the Member in any appropriate situation even though not specifically provided herein.

(c) Benefits of Agreement. Nothing in this Agreement, and, without limiting the generality of the foregoing, in this Section 6, expressed or implied, is intended or shall be construed to give to any creditor of the Company or to any creditor of any Person whatsoever, other than the Member and the Company, any legal or equitable right, remedy, or claim under or in respect of this Agreement or any covenant, condition, or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Member and the Company.

7. No Fiduciary Duties. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the Member or an officer of the Company, in each of their respective capacities as such, shall, to the maximum extent permitted by law, including Sections 101.401 and 101.402 of the TBOC, not have or owe any fiduciary duties to the Company, to the other members or any officer of the Company, or to any other Person bound by this Agreement.

8. Indemnification. To the fullest extent permitted by law (including all permissive provisions of Chapter 8 of the TBOC, which shall be considered mandatory for purposes of this agreement), the Company shall indemnify, defend, and hold harmless the Member, and each officer, employee, agent, or affiliate of the Company (each, an “Indemnified Person”) from and against any loss, liability, damages, cost, or expense (including legal fees and expenses and any mounts paid in settlement) (each a “Loss” and collectively “Losses”) resulting from a claim, demand, lawsuit, action, or proceeding by reason of any act or omission performed or omitted by such Indemnified Person on behalf of the Company; provided that such acts or omissions of such Indemnified Person are not found by a court of competent jurisdiction in a final judgment not subject to further appeal to constitute fraud, gross negligence, or willful misconduct. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification is sought under this Section 8 shall be paid by the Company upon demand by the Indemnified Person; provided that the Indemnified Person shall reimburse the Company for such expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder.

9. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 13.

10. Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property, or services as determined by the Member from time to time; provided, that absent such determination, the Member is under no obligation whatsoever, express or implied, to make any such contribution to the Company.

11. Tax Status; Income and Deductions.

(a) Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes, and neither the Company nor the Member shall take any action or make any election that is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of the Member.

12. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

13. Dissolution; Liquidation.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; or (ii) any other event or circumstance giving rise to the winding-up of the Company under Section 11.051 of the TBOC, unless the Company’s existence is continued pursuant to the TBOC.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Member shall file a Certificate of Termination in accordance with the TBOC.

14. Miscellaneous.

(a) Modification, Waiver or Termination. No modification, waiver, or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the Member.

(b) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO ANY CONFLICT OF LAW OR CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(c) Limitation on Rights of Others. No Person other than the Member (and an Indemnified Person with respect to the provisions of Section 8) is, nor is it intended that any such other Person be treated as, a direct, indirect, intended, or incidental third-party beneficiary of this Agreement for any purpose whatsoever, nor shall any other such Person have any legal or equitable right, remedy, or claim under or in respect of this Agreement.

(d) Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal, or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

(e) Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

(f) Counterparts: Signatures. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement, to the extent counterpart signature pages hereof are delivered by means of a facsimile machine or by electronic transmission (including DocuSign or other electronic signature), between the parties hereto or their respective counsel, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the Effective Date.

MEMBER:

INTRUM AB
a Swedish public limited liability company

By:	/s/ Johan Åkerblom	/s/ Niklas Lundquist
Name:	Johan Åkerblom	Niklas Lundquist
Title:

COMPANY:

INTRUM AB OF TEXAS LLC
a Texas limited liability company

By:	Intrum AB
its sole Member

By:	/s/ Magnus Linquist
Name:	Magnus Lindquist
Title:

[SIGNATURE PAGE TO COMPANY AGREEMENT - INTRUM AB OF TEXAS LLC]